Filed pursuant to
                                                                 Rule 424(b) (2)
                                                      Registration No. 333-68949


                                 $3,900,000,000
                                 CITIGROUP INC.
                       Medium-Term Senior Notes, Series A
                    Medium-Term Subordinated Notes, Series A
                 Due Nine Months or More From the Date of Issue

                 Pricing Supplement No. 00002, dated May 5, 2000
                  (To Prospectus Supplement, dated May 6, 1999,
                      to Prospectus, dated March 8, 1999).

                              DESCRIPTION OF NOTES

         The terms of the Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citigroup Inc.'s Medium-Term Senior Notes, Series A set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:                    Citigroup Inc. Medium-Term Senior Notes,
                                   Series A

CUSIP No.                          17306E AB 0

Aggregate Principal Amount:        $1,500,000,000.00

Issue Price:                       100%

Commission or Discount:            $300,000.00

Proceeds to Citigroup on initial
 issuance:                         $1,499,700,000.00

Issue Date:                        5/10/00

Stated Maturity Date:              6/6/01

Type of Interest on Note:          Floating Rate

Base Rate:                         LIBOR Telerate

Computation of Interest:           Actual over 360

Index Maturity:                    1 month

Interest Reset Date:               Interest payment date

Rate Determination Date:           2 London banking days prior to the Interest
                                   Reset Date

Spread (+/-)                       -3 bps

Initial Interest Rate:             Base Rate -3 bps

Interest Payment Dates:            Monthly, on the 10th of each month

First Interest Payment Date:       June 10, 2000

Record Dates:                      15 calendar days immediately preceding an
                                   Interest Payment Date

Optional Redemption:               No

Salomon Smith Barney Inc.'s
 capacity on original issuance:    Principal


Salomon Smith Barney Inc. has purchased the Notes as principal in this transaction for resale to one or more investors or other purchasers at varying prices related to prevailing market conditions at the time or times of resale as determined by Salomon Smith Barney Inc.